ADDENDUM NO. 1 TO
SUBADVISORY AGREEMENT

THIS ADDENDUM (the “Addendum”) made as of August 25, 2025 is an addendum to the SubAdvisory Agreement (the “Agreement”) dated September 24, 2024, by and between Tweedy, Browne Company LLC (the “Adviser”) and Exchange Traded Concepts, LLC (the “Sub-Adviser”), with respect to each series of The RBB Fund Trust (the “Trust”) identified on Schedule A to the Agreement.

WHEREAS, the Adviser and Sub-Adviser entered into the Agreement for the Sub-Adviser to provide sub-advisory services to those series of the Trust identified on Schedule A to the Agreement;

WHEREAS, the parties wish to amend the Agreement to add the Tweedy, Browne International Insider + Value ETF (the “Fund”), a new series of the Trust, to the schedule of funds that the Sub-Adviser is an authorized sub-adviser to, as indicated in the following amended Schedule A;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Schedule A to the Agreement is hereby amended and restated in its entirety as provided in Appendix 1 attached hereto, effective as of the date of the effectiveness of the Post-Effective Amendment to the Trust’s Registration Statement on Form N-1A related to the Fund (the “Effective Date”).

2.	The Agreement, as amended by this Addendum, shall become effective with respect to the Fund as of the Effective Date and, unless sooner terminated in accordance with the terms of the Agreement, shall continue with respect to the Fund until August 16, 2026. Thereafter, if not terminated, the Agreement shall continue with respect to the Fund for additional one (1) year periods so long as such continuance is specifically approved at least annually either by the vote of the Board of Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, unless such requirement is otherwise excepted by any applicable law or order, or by the vote of a majority of the outstanding voting securities of the Fund.

3.	From and after the Effective Date, the term “Funds” as used in the Agreement shall be deemed to include the Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

4.	Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect.

5.	This Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized representatives as of the date first above written.

ADVISER:

Tweedy, Browne Company LLC

By:	/s/ Jason Minard
Name: Jason J. Minard
Title: Managing Director

SUB-ADVISER:

Exchange Traded Concepts, LLC

By:	/s/ J. Garrett Stevens
Name: J. Garrett Stevens
Title: Chief Executive Officer

SCHEDULE A

to the

SubAdvisory Agreement

by and between

Tweedy, Browne Company LLC

and

Exchange Traded Concepts, LLC

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